UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 29, 2006

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.		20036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 29, 2006, Liquidity Services, Inc., a Delaware corporation (“LSI”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Southern Textile Recycling, Inc., a Tennessee corporation (“STR”), and Carl C. Jones, Eddie Fischer and Bradley Fischer, each of whom is a shareholder of STR.  Pursuant to the Asset Purchase Agreement, LSI will acquire all of the assets used by STR in conducting its wholesale business (the “Acquisition”).  The closing of the Acquisition (the “Closing”) is expected to occur on October 16, 2006 or at such other date as the parties agree, subject to the satisfaction of various closing conditions.

The aggregate consideration to be paid to STR at Closing will consist of a cash payment of $8.5 million, subject to certain post-closing adjustments.  The Asset Purchase Agreement may be terminated under various circumstances, including, among others, by STR or LSI if the transaction fails to close by December 31, 2006.

Prior to the Acquisition, there were no material relationships between LSI or its affiliates, on the one hand, and STR, or the shareholders of STR, on the other hand.  In connection with the Closing of the Acquisition, LSI expects to enter into employment agreements with a shareholder party to the Asset Purchase Agreement and certain of the employees of STR.

A press release, issued on August 30, 2006, announcing the Asset Purchase Agreement is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

The following exhibit is filed as part of this report:

99.1         Press Release, dated August 30, 2006, with respect to the Asset Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: August 30, 2006	By:	/s/ James E. Williams
	Name:	James E. Williams
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated August 30, 2006, with respect to the Asset Purchase Agreement.